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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
XM Satellite Radio Holdings Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-47570, 333-93529 and 333-39176 on Forms S-3 and Nos. 333-92049 and 333-42590
on Form S-8 of XM Satellite Radio Holdings Inc. and subsidiaries of our reports dated January 23, 2002 with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries as of December 31, 2000 and
2001 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, and related schedule, which reports appear in the December 31, 2001 annual report on Form 10-K of XM Satellite Radio Holdings Inc. and subsidiaries.

Our reports, dated January 23, 2002, contain an explanatory paragraph that states that the Company is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                               /s/ KPMG LLP

McLean, VA
March 18, 2002